CONFIDENTIAL
NON-BINDING TERM SHEET
FOR ACQUISITION OF GENESIS FINANCIAL, INC.
BY FDCTECH, Inc.
("**Term Sheet**")

February 3, 2021

Parties:	FDCTECH, Inc., a Delaware corporation with its principal address at 200 Spectrum Center Drive, Suite 300, Irvine, CA 92618 ("**Buyer**"). Genesis Financial. Inc, a Wyoming corporation with its principal address at 445 Park Avenue, Suite 922, New York, New York ("**Seller**").
Acquisition:	Buyer seeks to acquire the aggregate of approximately 73,000,000 shares of common stock of Seller, representing 100% of the issued and outstanding securities of Seller (the "**Acquisition**"). Upon the consummation of the Acquisition, Seller will become a wholly owned subsidiary of Buyer.
Purchase Price and the Shares:	The purchase price shall be payable in shares of common stock of Buyer, par value $0.0001 (the "**Shares**"). On the Closing Date, Buyer shall pay Seller the Shares valued at $35 million and priced at a 10% premium to the closing price of Buyer's common stock on the day prior to the announcement of Buyer's intent to acquire Seller with a maximum number of shares of 70,000,000, whichever is lower. Seller's accountants will confirm that the Acquisition will not result in a shareholders' deficit.
Restricted Securities and Lock-Up Period:	The parties acknowledge that the Shares will not be registered under the Securities Act of 1933, as amended (the "**Securities Act**"), or applicable state securities laws and will be subject to significant restrictions on transfer. Buyer acknowledges and agrees that it and the beneficial owners of the Shares will have no right to sell, assign, pledge, hypothecate, distribute (as a dividend or otherwise), transfer or otherwise dispose of or encumber the Shares (except by will or by the laws of descent and distribution), unless Buyer shall first have been provided with an opinion of counsel satisfactory to Buyer that such sale is exempt from such registration under the Securities Act and any applicable federal and state securities laws. The Shares will be subject for a six (6) months lock-up period starting on the effective date of the definitive agreement.
Promissory Note:	Buyer acknowledges that Seller is the record holder of a promissory note with the aggregate amount due of approximately $3,000,000. The funds underlying the promissory note shall be used by Buyer to grow the Australian business of Seller.
Board Composition Post-Acquisition:	Buyer acknowledges that upon the signing of the definitive agreements, Seller shall have the right to appoint two (2) board members to Buyer's board of directors.
Best Efforts Fund Raising:	Buyer acknowledges that upon the conclusion of the Acquisition, Buyer shall use its best efforts to raise funds in the minimum amount of $ 3.5 million.
Closing Conditions:	Standard conditions to closing, which shall include, among other things, (i) satisfactory completion of financial, tax and legal due diligence, (ii) negotiation and execution of mutually acceptable definitive documents evidencing the transactions contemplated herein, and (iii) receipt of all necessary approvals.

Due Diligence:	The existing shareholders will give and cause Seller to give Buyer and Buyer's accountants, attorneys and consultants, and all other representatives and agents full access to Seller's management, accountants, advisors, properties, operating and financial data, records, agreements and other information relating to Seller and its operations, to the extent reasonably requested by Buyer. The existing shareholders will use their best efforts to keep Buyer informed of any material changes that have occurred or may occur affecting the business, results of operations, condition (financial or otherwise) or prospects of Seller.
Definitive Agreements:	The Acquisition will be made pursuant to one or more definitive agreements including without limitation, a share exchange agreement reasonably acceptable to Buyer and Seller, which agreement will contain, among other things, appropriate representations and warranties of Buyer and Seller, covenants of Buyer and Seller reflecting the provisions set forth in this Term Sheet and appropriate conditions to closing which will include, among other things, compliance with all applicable United States securities laws.
Exclusivity:	The parties agree to work in good faith expeditiously towards a closing. Seller and its existing shareholders agree that they will not, for a period commencing on the date of the full execution of this term sheet and through the Closing Date, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than Buyer relating to the sale or issuance, of any of the capital stock of Seller or the acquisition, sale, lease, license or other disposition of Seller or any material part of the stock or assets of Seller and shall notify Buyer promptly of any inquiries by any third parties in regards to the foregoing.
Confidentiality:	The existence of this Term Sheet and the contents hereof, as well as all mutually discussed, projections, forecasts, technology, processes, management, related entities, shareholders, members and other materials relating to any of the parties or their subsidiaries and other affiliates shall all be treated as confidential information by the parties and shall not be disclosed or used by any party without the written consent of the other party. The parties shall cause their affiliates to observe the confidentiality provided for in this Term Sheet. For the avoidance of doubt, the parties may disclose such information (a) to such party's bankers and other financing sources, employees and professional advisors, in each case under a confidential relationship, in connection with the Acquisition, and (b) if required pursuant to any court order, investigation by a governmental or regulatory entity, and any applicable law or regulation (including applicable securities laws and regulations and rules promulgated thereunder), and if such disclosure is required, the party from whom such disclosure is sought will, if practicable, (i) request that the subject matter to be disclosed be kept confidential and not used for any purpose, (ii) to the extent permitted by law, give reasonable advance notice in writing to the other party that such disclosure has been required, (iii) to the extent permitted by law, make such disclosure as late as legally permissible (as determined by the party making such disclosure upon the advice of its counsel), and (iv) limit the information to be disclosed to that which is required to be disclosed.
Closing Date:	The closing of the Acquisition is anticipated to occur on or before March, 8, 2021 (the "**Closing Date**"), or such other date as the parties may mutually determine.
Expenses:	Each party will be responsible for their own expenses (including expenses related to legal counsel) related to the negotiation and preparation of this Term Sheet, the definitive agreement and any documents ancillary thereto and in consummating the Acquisition.
Governing Law; Venue:	This Term Sheet shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law and may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by the party to be bound. All disputes hereunder shall be adjudicated by the applicable state and federal courts in Orange County, California.
Notice:	All notices and other communications provided for herein shall be in writing (including by telecopier) and mailed, sent or delivered to the respective parties hereto at or to their

	respective addresses or telecopier numbers set forth below their names on the signature pages hereof, or at or to such other address or telecopier number as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by hand, upon delivery; (ii) if sent by mail or overnight courier, upon the earlier of the date of receipt or five business days after deposit in the mail, first class, postage prepaid; and (iii) if sent by telecopy, upon receipt provided that a hard copy of such notice or other communication is sent via first class mail, postage prepaid within one business day following transmission by telecopy.
Non-Binding:	This Term Sheet merely represents our present understanding with respect to the intended transaction described herein and is not binding upon and creates no rights, either expressed or implied, in favor of any party, except that this Section and the Sections entitled "**Exclusivity**", "**Confidentiality**", "**Expenses**", and "**Governing Law**" shall be binding upon the parties subject thereto.

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This Term Sheet has been executed by the parties as of February 3, 2021.

SELLER

GENESIS FINANCIAL, INC.

By: Russell Cameron

Russell Cameron
Chief Executive Officer

BUYER

FDCTECH, INC.

By: __________

Mitchell Eaglstein
Chief Executive Officer